Exhibit 99.1

Press Release | For Distribution

Zix Corporation Appoints David Rockvam as New Chief Financial Officer

Former Entrust executive brings 20 years of investor relations, finance and business development experience to role

DALLAS — June 27, 2016 — Zix Corporation (ZixCorp), (Nasdaq: ZIXI), a leader in email data protection, has appointed David Rockvam as its new Chief Financial Officer (CFO). Rockvam brings to the position a wealth of experience in the data security market and more than 20 years of experience in investor relations, financial planning, and business and corporate development.

“I’m excited to add Dave to the Zix leadership team. We have established the company as an industry leader with a compelling business model and strong balance sheet, and Dave’s experience, energy and business acumen will prove to be instrumental in helping us scale the company for future growth,” said David Wagner, Chief Executive Officer of ZixCorp.

Rockvam joins ZixCorp after 18 years with Entrust, where he served in several executive roles, including Chief Investor Relations Officer and CFO of Asia Digital Media, an Entrust joint venture. He also served as Senior Vice President (SVP) and General Manager of Entrust Certificate Services, a Software-as-a-Service business, which he led to a 22% compounded annual growth rate over five years.

Rockvam’s other executive roles at Entrust included Chief Marketing Officer, SVP of Brand and Corporate Communications, and SVP of Product Marketing. Rockvam began his career at Nortel Networks, where he served as a finance manager and a project manager for Entrust’s initial public offering.

“Joining Zix is a tremendous opportunity to help elevate a great company to an even higher level than where it is today,” said Rockvam. “Zix has a solid foundation of leading technology and dedicated employees. My priorities as CFO are to maximize our financial health, develop innovative programs inside the company, and actively promote our distinct market position and competitive advantages to the broad investor community.”

About ZixCorp

ZixCorp is a trusted leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email data loss prevention (DLP) solution, and an innovative bring your own device (BYOD) email solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy-to-use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Company Contact

Taylor Stansbury Johnson

(214) 370-2134

tjohnson@zixcorp.com

ZixCorp Investor Contact

Matt Glover and Najim Mostamand

Liolios Group, Inc.

(949) 574-3860

ZIXI@liolios.com